As filed with the Securities and Exchange Commission on August 28, 2012
Registration No. 333-______

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK CITY GROUP, INC.
 (Exact name of registrant as specified in charter)

Nevada	37-1454128
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3160 Pinebrook Road Park City, UT 84098 (435) 645-2000
(Address and telephone number of principal executive office)

Amended and Restated 2011 Employee Stock Purchase Plan Amended and Restated 2011 Stock Incentive Plan
Full Title of the Plans

Randall K. Fields 3160 Pinebrook Road Park City, UT 84098 (435) 645-2000
(Name, address and telephone number of agent for service)

with copies to:

Daniel W. Rumsey, Managing Partner
Disclosure Law Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
(619) 795-1134

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.01 par value	250,000	$3.32	$830,000	$95.12
Total	250,000	$3.32	$830,000	$95.12

(1)  An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in such an event, the number of shares registered shall automatically increase to cover the additional shares in accordance with Rule 416.

(2) This Form S-8 registers 250,000 additional shares of Park City Group Inc.’s (the “Registrant”) common stock for issuance under amended and restated 2011 Stock Incentive Plan (“Restated SIP Plan”) and amended and restated 2011 Employee Stock Purchase Plan (“Restated ESPP Plan”) (together the “Restated Plans”), of which 150,000 shares are reserved for issuance under the Restated SIP Plan and 100,000 shares are reserved for issuance under the Restated ESPP Plan.

(3) Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities available for distribution under Restated 2011 Stock Incentive Plan and Restated 2011 Employee Stock Purchase Plan. The price is estimated in accordance with Rules 457 (c) and 457(h)(1) of the Securities Act solely for the purpose of calculating the registration fee. Our estimate is based on the average high and low prices for a share of common stock on the NYSE Amex on August 21, 2012, which is within five business days prior to the date of this Registration Statement.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E-
REGISTRATION OF ADDITIONAL SECURITIES

On May 4, 2011, Park City Group, Inc. (the “Registrant”) filed a registration statement on Form S-8, File No. 333-173919 (“2011 Form S-8”), registering a total of 250,000 shares of the Registrant’s common stock for issuance under the Registrant’s 2011 Stock Incentive Purchase Plan and 2011 Employee Stock Purchase Plan (together, the “2011 Plans”). However, as of August 1, 2012, the Registrant had issued all shares authorized by the 2011 Plans and registered under the 2011 Form S-8. Accordingly, the Registrant’s Board of Directors approved amended and restated 2011 Plans on August 21, 2012, increasing the total number of shares of common stock available for issuance under the 2011 Plans from 250,000 to 500,000 shares.

Pursuant to General Instruction E of Form S-8 and Rule 429 of the Securities Act, 250,000 additional shares of the Registrant’s common stock are hereby registered for issuance, as authorized by the amended and restated 2011 Plans. The contents of the 2011 Form S-8, File No. 333-173919, are incorporated herein by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

In addition to the incorporation of the 2011 Form S-8, the Registrant hereby incorporates by reference the documents listed below, as these documents were not included in the 2011 Form S-8.

1.	The Registrant’s Annual report on Form 10-K for the fiscal year ended June 30, 2011;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2011, December 31, 2011 and March 31, 2012; and

3.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since March 31, 2012.

Item 8.                            Exhibits.

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Edward Clissold, Park City Group, Inc. General Counsel
10.1	Amended and Restated 2011 Stock Incentive Plan
10.2	Amended and Restated 2011 Employee Stock Purchase Plan
23.1	Consent of HJ & Associates, LLC

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Park City, Utah on August 28, 2012.

PARK CITY GROUP, INC.

By:  /s/  Randall K. Fields
Randall K. Fields
Chairman of the Board, Director and Chief Executive Officer

By:  /s/  Edward L. Clissold
Edward L. Clissold
Chief Financial Officer and General Counsel

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

DATE	TITLE	SIGNATURE

August 28, 2012	Chairman of the Board, Director and Chief Executive Officer	/s/ Randall K. Fields Randall K. Fields
August 28, 2012	Chief Financial Officer and General Counsel	/s/ Edward L. Clissold Edward L. Clissold
August 28, 2012	Director and Compensation Committee Chairman	/s/ Robert W. Allen Robert W. Allen
August 28, 2012	Director	/s/ James R. Gillis James R. Gillis
August 28, 2012	Director and Nominating/Governance Committee Chairman	/s/ Peter T. Brennan Peter T. Brennan
August 28, 2012	Director	/s/ William Keyes William Keyes
August 28, 2012	Director	/s/ Robert P. Hermanns Robert P. Hermanns